SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 3)


                      THE CHEESECAKE FACTORY INCORPORATED
                                (Name of Issuer)


                                     COMMON
                         (Title of Class of Securities)


                                   163072101
                                 (CUSIP Number)


                               DECEMBER 31, 2002
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          |_|  Rule 13d-1(b)

          |_|  Rule 13d-1(c)

          |X|  Rule 13d-1(d)

CUSIP No. 163072101                    13G                     Page 2 of 5 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     DAVID OVERTON
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,856,166
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,856,166
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,856,166
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |X|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 163072101                    13G                     Page 3 of 5 Pages



Item 1(a).  Name of Issuer:


            The Cheesecake Factory Incorporated
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


            26950 Agoura Road
            Calabasas Hills, CA  91301
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:


            David Overton
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            26950 Agoura Road
            Calabasas Hills, CA  91301
            ____________________________________________________________________

Item 2(c).  Citizenship:


            United States
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common Stock, $0.01 par value
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            163072101
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  |_|  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  |_|  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) |_| Investment company registered under Section 8 of the Investment Company Act.

     (e)  |_|  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 163072101                    13G                     Page 4 of 5 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          2,856,166

     (b)  Percent of class:

          5.7%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 2,856,166,

          (ii)  Shared power to vote or to direct the vote 0,

          (iii) Sole power to dispose or to direct the disposition of 2,856,166,

          (iv)  Shared power to dispose or to direct the disposition of 0

Mr. Overton's stock ownership excludes 43,425 shares and 94,500 options to purchase (exercisable within 60 days of December 31, 2002) held by Mr. Overton's spouse. Mr. Overton has no voting or dispositive power over such shares and disclaims beneficial ownership of such shares. Additionally, Mr. Overton's stock ownership includes 46,000 options to purchase stock which are exercisable within 60 days of December 31, 2002.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         NOT APPLICABLE
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         NOT APPLICABLE
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


         NOT APPLICABLE
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


         NOT APPLICABLE
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


         NOT APPLICABLE
          ______________________________________________________________________

Item 10.  Certifications.

         NOT APPLICABLE

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  FEBRUARY 12, 2003
                                        ----------------------------------------
                                                        (Date)


                                                   /s/ DAVID OVERTON
                                        ----------------------------------------
                                                      (Signature)

                                                     DAVID OVERTON
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                        ----------------------------------------
                                                      (Name/Title)


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).